Intelligent Communication Enterprise Corp. Agrees to Acquire I-AMTV

SINGAPORE -- (MARKET WIRE) -- 06/23/11 -- Intelligent Communication Enterprise Corporation (ICE) (OTCBB: ICMC), the owner and operator of Modizo.com, has entered into an agreement to acquire a 40% stake in i-amtv (Independent Asian Music Television, www.i-amtv.com).  The agreement also provides ICE an option to buy the remaining 60% within the next two years.

I-amtv offers a wide selection of music genres from pop to rock, punk to grunge and lots more. The source of its content is the Independent Asian Music scene where i-amtv's relationships stretch to over 100 'Indie' bands in the Asia Pacific region. The large volumes of current indie music video content of i-amtv will now be available on Modizo.com and shortly thereafter via its mobile applications. Modizo.com, the mobile social media platform that connects celebrities with their fans and followers around the world with its exclusive streaming videos produced personally by celebrities and stars, will extend its appeal to an even larger audience base with this strategic move to acquire i-amtv.

"Independent bands have quite a large following in Asia stretching from China to Australia and Indonesia to the Philippines. We have worked with i-amtv since March of this year, and to reach this point where we can bring i-amtv and the bands associated with them even closer to Modizo is a major coup for us," stated Victor Jeffery, Chief Executive Officer of ICE. "We intend to work closely with our colleagues at i-amtv in the coming weeks to not only bring a lot more exciting content to our fans at Modizo, but also to look at opportunities to present the brilliant new indie music content over multiple channels to audiences worldwide," added Jeffery.

About Intelligent Communication Enterprise

Intelligent Communication Enterprise Corporation (OTCBB: ICMC) offers a range of innovative enterprise and consumer solutions over the mobile phone. ICE Corp. owns and operates the ICEsync platform, which currently hosts Modizo.com, the celebrity video blog and the related applications for mobile devices. Intelligent Communication Enterprise is a Pennsylvania, USA, Corporation, with offices in Singapore and Malaysia. For more information about ICE Corp. visit http://www.icecorpasia.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward-looking statements in this press release, additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT:
Intelligent Communication Enterprise Corporation